Exhibit 10.19

(97)NanErJianNo.148

Agreement on Lease of Land of Export Processing Zone

Administration, Ministry of Economic Affairs

Whereas the lessee, NXP Semiconductors Taiwan Ltd. (hereinafter referred to as Party B), leases from the Export Processing Zone Administration, Ministry of Economic Affairs (hereinafter referred to as Party A) two state-owned plots located within Nanzi Export Processing Zone, both parties hereby reach on the following agreements:

Article 1 Location, rent and fee of the land

Property No.	Land location (See attached Location Plan)				Area leased (m2)	Extent of leasing right	Rental (Yuan/month)	Utilities construction expense (Yuan/month)	Notes
	District	Section	Subsection	Plot No.
AL020	Nanzi District	Heping Section	No.2.	711	8,775	11/16	92,150	0

These plots are leased on Nov.13,
97 upon approval by letter
No.JiaChuErJian 09701040250

The area of the land leased under
this agreement is 8,013(m2), which is the rental-sharing area for purchase of the standard plant at 2,3,4F

			No.2.	711-1	6
			Rental-sharing land for utilities		1,976	1/1
			(The remainder of the page is intentionally left blank)

			Total				92,150	0

A business tax of 5% of above rent shall be added thereto.

Article 2 Term of lease: 10 years in total from Aug.16, 94 to Aug.15, 104.

Article 3 The land leased hereunder shall only be used by Party B as a base for plant, office building or other buildings in accordance with the investment plan as approved by the Export Processing Zone Administration, Ministry of Economic Affairs. Party B may not request to create any surface rights over the land leased.

Article 4 If, Party B will not use the whole or any part of the land leased by it during the term of lease, it shall apply to Party A for termination the lease of the same and may not re-lease, sub-lease, let others to use or assign to others the right to lease the land without authorization . If the whole or any part of the land leased lies idle as Party B doesn’t use it, Party A shall require Party B to use or terminate the lease of it within specified time limit; if Party B fails to do so, Party A may directly recover the same and Party B may not raise any objection.

Article 5 If Party B applies to lease the land for base of the plant, office building or other buildings to be constructed by itself, it shall shrink the building pursuant to relevant rules of the export processing zone.

Article 6 If Party B applies to lease the land for base of the plant, office building or other buildings to be constructed by itself, it shall follow the principle of constructing buildings and the ancillary buildings thereto. The building coverage and plot ratio are subject to applicable construction law.

Article 7 If the land leased has already been used as utilities, it shall be under centralized management by Party A and Party B may not propose to use it for construction or other purposes.

Article 8 Party B shall, by the end of each month, pay to the National Treasury Agency as specified by Party A, the rental and fees of 92,150 New Taiwan Dollar as stipulated in Article 1 hereof; its failure to do so will be deemed as breach of contract and a penalty will be imposed thereon pursuant to the following provisions:

(1). Additional 5% of total rental and fees if the payment is overdue over one (1) month but less than two (2) months.

(2). Additional 10% of total rental and fees if the payment is overdue over two (2) month but less than three (3) months.

(3). Additional 15% of total rental and fees if the payment is overdue over three (3) month but less than four (4) months.

(4). If the rent, fees and penalties are still not paid off after four (4) months, Party A may terminate the lease in addition to demanding the payment.

Article 9 In addition to paying the rent on a monthly basis, Party B shall also bear the utility construction expense as stipulated in Item (2) of Article 11 of the Rules on Establishment and Management of Export Processing Zone for each plot for a duration of 20 years; in case any additional utility construction expense is levied during the term of lease, Party B shall also pay the same without objection.

Article 10 In case the government re-fixes the land price according to law, the rent hereunder shall be computed and collected based on the new land price as of the first day of next month after the land price is announced. Party B may not raise any objection thereto

In case Party B fails to use the land leased by it according to the approved investment plan or improperly uses the plant, office building or other buildings constructed by it, Party A shall request Party B to improve the utilization ratio of the land within specified time limit; if Party B fails to do so, Party A may impose a penalty equivalent to total rent until Party B makes any improvement and Party B may not raise any objection thereto.

Article 11 Where Party B leases the land to construct plant, office building or other buildings by itself, it shall, within 3 months upon execution of the agreement, apply for construction license and begin construction upon receipt of such construction license; if it fails to begin construction within specified time limit, or though postponement of construction is applied, it fails to begin construction on schedule or complete the construction as planned, Party A may terminate the lease, recover the land and cancel such construction license. The rent and utilities construction expense which have already been paid will not be refunded. In case there are any buildings or works on the land which are yet to be completed, Party B shall, within 3 months upon receipt of the notice from Party A on termination of the lease, remove the same and restore the land to its original state by itself.

The guarantee of completion shall be refunded without interest by Party A as per the progress and proportion of engineering works after Party B starts the construction.

Article 12 In case any of the following takes place during the term of lease, Party A shall notify

Party B to terminate the lease and recover the land, and Party B may not raise any objection thereto.

(1) The plan for investment in the export processing area is cancelled.

(2). The private buildings of Party B are acquired for consideration or requisitioned according to Rules on Establishment and Management of Export Processing Zone.

(3). Party B uses the land in contrary to the agreements as contained in the lease.

(4). Party A needs to recover the whole or any part of the land for its own use.

(5). The lease shall be terminated pursuant to provisions as contained in the Civil Law or Land Law.

Article 13 If the lease is terminated prior to expiry of for reasons attributable to the lessee, the buildings of the lessee on the land shall be assigned or sold, within one (1) year, to other enterprises operating within in the zone as approved by the Administration of Sub-administration; if Party B fails to do so or still fails to complete the procedures therefor after one year Party A may require Party B to empty out the buildings and return the land without any compensation.

Article 14 Upon expiry of the term of lease hereunder, the leasehold relations shall be terminated without notice; if Party B needs to continue the lease, it shall apply to Party A, in written form, for renewal of the lease within three (3) months prior to expiration of the term of lease, otherwise it will be deemed as having no intention of renewing the lease. Upon expiry of the term of lease hereunder, the buildings of Party B on the land shall be resold, within six (6) months, to other enterprises operating within in the zone as approved by the Administration of Sub-administration; if Party B fails to do so or still fails to complete the procedures therefor after six (6) months, Party A may require Party B to empty out the buildings and return the land without any compensation, .provided however, that if Party A agrees, it may acquire the ownership of the buildings after indemnifying Party B based on their remaining value, unless there is registration of other rights, in which case Party B shall cancel the registration in advance.

Article 15 After the agreement is terminated or not renewed upon its expiration, Party B shall pay damages for the period when it occupying the land, which is calculated and charged as per the rate land rent and fees fixed by the export processing zone; if the payment is overdue, the delay interest calculated at an annual rate of 5% will be imposed on Party B until the payment is made.

Article 16 In case of any amendment to applicable laws and decrees during the term of validity of the lease, the articles hereof shall be subject to the laws and decrees as amended from the day when they are announced and Party B may not raise any objection thereto.

Article 17 Anything uncovered herein shall be subject to relevant decrees as issued by the export processing zone.

Article 18 During the continuance of the leasehold relations, in case of any survey is required for ambitious boundary or disputes in connection with boundaries, Party B shall bear relevant expense incurred.

Article 19 Party B shall exercise due care of a good manager to prevent pollution of soil and underground water; in case of any pollution, Party B shall pay the penalty according to applicable laws, perform survey and assessment of the polluted sites and take contingency measures, and Party B shall be fully liable for any expenses and any damage incurred. Moreover, in assigning the plant, Party B shall provide documents on inspection of land pollution and shall bear all the expense incurred without objection.

Article 20 Party B may not harm public security and sanitation or construct illicit buildings by leasing the land.

Article 21 In case the land leased by Party B is involved in any plot adjustment which results that the plot is larger than original legal plot (300%), Party B may not apply for construction unless it handles matters relating to feedback-responsibility sharing.

Article 22 Any action arising from the execution of the agreement shall be brought before the local court of Gaoxiong.

Article 23 This agreement shall be made in duplicate, one for each party. The agreement shall come into force from the first day of the term of lease as stipulated in Article 2 hereof.

Article 24 If Party B hasn’t applied for termination of the lease as of January each year, it will be deemed that the lease is renewed until its termination date.

Coventanter (Party A): Export Processing Zone Administration, Ministry of Economic Affairs

Legal proxy: Ou Jiarui, section chief

Address: 600 Jiachang Road, Nanzi District, Gaoxiong

Coventanter (Party B): NXP Semiconductors Taiwan Ltd.

Legal proxy:

Address :

Jul. 1st of the 97th year of the Republic of China